Exhibit 10.22

March 22, 2023

Attn: Leonard Mazur, LMazur Associates JV

10 Cove Place

Mountain Lakes, NJ 07046

lenmazur@aol.com

Re: Convertible Promissory (Mazur) Note Confirmation

Our independent auditors, MSL, P.A., are conducting an audit of the financial statements of Hesperos, Inc. as of and for the year ended December 31, 2022. Please confirm directly to them the following information related to our convertible note payable to you on December 31, 2022:

Note No.	Original date of note	Original principal note amount	Interest Rate	Cash paid for interest during 2022	Loan balance as of 12/31/2022, including capitalized interest
#1	3/28/2022	$200,000	12%	$0	$219,755

The original term of this note was for a period of six (6) months under the assumption that an IPO would be executed within that time frame. However, due to unstable market conditions our banker, Think Equity, decided that we needed to wait for market conditions to improve and extend the term of this note until such time an IPO is executed.

Please indicate in the space provided below whether the above is in agreement with your records. If it is not, please furnish our auditors any information you may have that will help them reconcile the difference.

After completing the above information, signing and dating your reply, please email it directly to MSL, PA., Attn: __________________________.

Very truly yours,

/s/ Ken Najour
Ken Najour
Chief Financial Officer
To: MSL, P.A.

(407) 900-591512501 Research Pkwy, Suite 100 hesperosinc.com

Orlando, FL 32826

The above information is correct, except as noted below.

If there are any direct or contingent liabilities to you not otherwise indicated above, please list:

Signature:	/s/ Leonard Mazur

Title:	Partner

Phone #:	973-713-6333

Date:	3/23/23

(407) 900-591512501 Research Pkwy, Suite 100 hesperosinc.com

Orlando, FL 32826